Exhibit 1.1

AMENDMENTS TO ARTICLES 12, 20, AND 23 OF THE ARTICLES OF ASSOCIATION OF CHINA PETROLEUM & CHEMICAL CORPORATION

The board of directors of China Petroleum & Chemical Corporation (the “Company”) has resolved to amend the articles of association of the Company (the “Articles of Association”) in accordance with the business development of the Company. The amendments are made based on the framework of its existing Articles of Association and take into account of the actual situation of the Company.  The Amendments have been approved by the shareholders of the Company at the 2011 Annual General Meeting by way of special resolutions on May 11, 2012.

2.                      DETAILS OF THE AMENDMENTS

(1)                 Article 12 of the Articles of Association.

The current Article 12:

The Company’s scope of business shall be consistent with and subject to the scope of business approved by the authority responsible for the registration of the Company.

The Company’s scope of business includes: the exploration, exploitation, storage, pipeline transportation, land transportation, water transportation, sales of oil and natural gas; oil refining; wholesaling and retailing of gasoline, kerosene and diesel oil(for subsidiaries only); sales of lubricant, liquid gas, fuel oil, solvent naphtha and asphalt; the production, sales, storage land transportation and water transportation of ethylene, propylene, butadiene, naphtha, heavy oil, ethylene glycol, PTA, beta-lactam, dacron, nitrilon, rubber and other chemical raw materials and products; production of chemical fertilizer; production of electricity; operation of 24-hour stores; shaped packing foods, retailing of cigarettes, automobile decorations(for subsidiaries only), automobile cleaning; production, supervision of manufacturing, installation of oil and petrochemical machinery and equipment; purchase and sales of oil and petrochemical raw and auxiliary materials, equipment and parts; technology and information, research, development, application and consultation of alternative energy products; Self-operation of and acting as agency for the import and export of various commodities and technologies other than those restricted or prohibited by the state from import and export; contractor of overseas mechanical, electronics, petrochemical projects and domestic international bid-inviting projects; export of equipment and materials required for the aforementioned overseas projects; dispatch of labour required for the aforementioned overseas projects.

is hereby proposed to be amended as follows:

The Company’s scope of business shall be consistent with and subject to the scope of business approved by the authority responsible for the registration of the Company.

The Company’s scope of business includes: the production, storage, pipeline transportation, land transportation, water transportation and sales of non-coal mines (oil and natural gas etc.), dangerous chemicals (ethylene, propylene, butadiene and naphtha etc.) , heavy oil, rubber and other chemical raw materials and products; oil refining; wholesaling and retailing of gasoline, kerosene and diesel oil(for subsidiaries only); the production, storage, transportation and sales of natural gas chemicals and coal chemicals; sales of lubricant, fuel oil, solvent naphtha and asphalt; production of chemical fertilizer; production and sales of electricity, steam, water and industrial gases; operation of 24-hour stores; sales of books, newspapers, audio video products and electronic publications; media, advertisement and commission agent; sales of foods, beverage and cigarettes, automobile decorations(for subsidiaries only), automobile cleaning; operation of LPG station, sales of CNG,LNG,LPG and city gas; operation of electrical vehicle charging station; production, supervision of manufacturing, installation of oil and petrochemical machinery and equipment; purchase and sales of oil and petrochemical raw and auxiliary materials, equipment and parts; technology and information, research, development, application and consultation of alternative energy products; E-commerce; Self-operation of and acting as agency for the import and export of various commodities and technologies other than those restricted or prohibited by the state from import and export; contractor of overseas mechanical, electronics, petrochemical projects and domestic international bid-inviting projects; export of equipment and materials required for the aforementioned overseas projects; dispatch of labour required for the aforementioned overseas projects.

The current Article 20:

The Company, with the approval of China Securities Regulatory Commission on 24 August 2000, issued to the overseas investors 16,780,488,000 H shares (out of these, 15,102,439,000 shares are new issue shares of the Company and 1,678,049,000 shares are stock shares sold by the promoter, China Petrochemical Corporation) for the first time, and got listed in The Stock Exchange of Hong Kong Limited in October 2000; on 20 June 2001, with the approval of China Securities Regulatory Commission, the Company issued to the domestic investors 2,800,000,000 A shares for the first time and got listed at Shanghai Stock Exchange on 8 August 2001.

The existing structure of the Company’s share capital is as follows: the total number of issued ordinary shares of the Company is 86,702,527,774 shares, out of these, 65,758,044,493 shares representing 75.84% of the total number of issued ordinary shares of the Company are held by the promoter, China Petrochemical Corporation; 4,163,995,281 shares representing 4.81% are held by domestic-listed domestic-invested shareholders; and 16,780,488,000 shares representing 19.35% are held by foreign-listed foreign-invested shareholders.

is hereby proposed to be amended as follows:

The Company, with the approval of China Securities Regulatory Commission on 24 August 2000, issued to the overseas investors 16,780,488,000 shares (out of these, 15,102,439,000 shares are new issue shares of the Company and 1,678,049,000 shares are stock shares sold by the promoter, China Petrochemical Corporation) for the first time, and got listed in The Stock Exchange of Hong Kong Limited in October 2000;on 20 June 2001, with the approval of China Securities Regulatory Commission, the Company issued to the domestic investors 2,800,000,000 A shares for the first time and got listed at Shanghai Stock Exchange on 8 August 2001.

The existing structure of the Company’s share capital is as follows: the total number of issued ordinary shares of the Company is 86,819,620,912 shares, out of these, 70,039,132,912 shares representing 80.67% of the total number of issued ordinary shares of the Company are held by the holders of domestic-listed domestic-invested A shares; and 16,780,488,000 shares representing 19.33% are held by the holders of foreign-listed foreign-invested H shares.

The current Article 23:

The registered capital of the Company is RMB 86,702,527,774.

is hereby proposed to be amended as follows:

The registered capital of the Company is RMB 86,819,620,912.